As filed with the Securities and Exchange Commission on January 7, 2004

                                                Registration No. 333-[_________]

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM S-8


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           FIRST ADVANTAGE CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

              Delaware                                 61-1437565
   (State or Other Jurisdiction of                  (I.R.S. Employer
   Incorporation or Organization)                Identification Number)

                         One Progress Plaza, Suite 2400
                          St. Petersburg, Florida 33701
   (Address, Including Zip Code, of Registrant's Principal Executive Offices)



                 FIRST ADVANTAGE CORPORATION 401(K) SAVINGS PLAN
                              (Full Title of Plan)


                Kenneth D. DeGiorgio, Esq.                                       With a copy to:
   Vice President, General Counsel, Assistant Secretary                         Neil W. Rust, Esq.
                   1 First American Way                                          White & Case LLP
                Santa Ana, California 92707                                   633 West Fifth Street
                      (714) 800-3000                                      Los Angeles, California 90071
           (Name, Address and Telephone Number,                                   (213) 620-7700
        Including Area Code, of Agent For Service)

                         CALCULATION OF REGISTRATION FEE
========================= ====================== ======================= ====================== ======================
 Title Of Each Class Of          Amount                 Proposed           Proposed Maximum           Amount of
    Securities To Be              To Be             Maximum Offering           Aggregate            Registration
       Registered             Registered(1)        Price Per Share(2)      Offering Price(3)           Fee(4)
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Class A Common stock,
   $.001 par value...     2,000,000 shares               $18.60              $37,200,000                 $3010
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Interests in the Plan
                                       (5)                (5)                        (5)                   (5)
========================= ====================== ======================= ====================== ======================

(1) Pursuant to Rule 416 under the Securities Act, this Registration Statement will include any additional shares of First Advantage Class A common stock that may become issuable as a result of any stock split, stock dividend, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of First Advantage Class A common stock.

(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Class A common stock quoted on the Nasdaq National Market on January 5, 2004.

(3) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457 under the Securities Act.

(4) Calculated in accordance with Section 6 of the Securities Act and Rule 457 under the Securities Act by multiplying 0.00008090 and the proposed maximum aggregate offering price.

(5) Pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan described herein for which no separate fee is required.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     All information required by Part I to be contained in the prospectus is omitted from this Registration Statement on Form S-8 in accordance with Rule 428 under the Securities Act.


                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The SEC allows First Advantage to "incorporate by reference" information into this Registration Statement which means that First Advantage can disclose important information to you by referring you to another document or documents filed separately with the SEC. This Registration Statement incorporates by reference the documents set forth below that First Advantage has previously filed with the SEC. These documents contain important business and financial information about First Advantage, including information concerning its financial performance.

     Each of First Advantage and the plan incorporates by reference into this Registration Statement the following documents:

     o First Advantage's Pre-Effective Amendment No. 5 to Registration Statement on Form S-4 (Registration No. 333-102565) filed May 14, 2003;

     o First Advantage's quarterly reports on Form 10-Q for the periods ended June 30, 2003 and September 30, 2003;

     o First Advantage's current reports on Form 8-K filed June 6, 2003, June 10, 2003, June 19, 2003, July 22, 2003, July 28, 2003, and September
          16, 2003;

     o the description of the First Advantage Class A Common Stock, $.001 par value, contained in a Registration Statement on Form 8-A, filed May 12, 2003, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by First Advantage and the plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any portion of any future report or other document that is not deemed filed with the SEC. For purposes of this Registration Statement, any statement in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement modifies or supersedes a statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Delaware General Corporation Law (the "DGCL") provides for the power to indemnify any directors, officers, employees and agents and to purchase and maintain insurance with respect to liability arising out of their capacity or status as directors, officers, employees and agents. The indemnification provisions are not exclusive of any other rights to which directors and officers may be entitled under a corporation's certificate of incorporation or bylaws, any agreement, a vote of stockholders or otherwise.

     The Registrant's certificate of incorporation provides that its directors will not be personally liable to the Registrant or its stockholders for damages for breach of any duty owed to the Registrant or its stockholders except for liability:

     o for any breach of the director's duty of loyalty to the Registrant or its stockholders;

     o for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     o under section 174 of the DGCL regarding negligent or wilful unlawful payment of dividends and stock redemption; or

     o for any transaction from which a director derived an improper personal benefit.

     The Bylaws of the Registrant provide that:

     o subject to applicable law and certain qualifications, each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Registrant to the fullest extent permitted by the DGCL (but, in the case of any future amendment to the DGCL, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the indemnitee's heirs, executors and administrators. The right to indemnification described in this paragraph is a contract right and, to the extent not prohibited by applicable law, includes the right to be paid by the Registrant the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the DGCL so requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer shall be made only upon delivery to the Registrant of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses; and

     o the Registrant is permitted to secure insurance on behalf of any director, officer, employee or agent of the Registrant or another business entity for any expense, liability or loss, regardless of whether the DGCL would permit indemnification.

     Pursuant to the Agreement and Plan of Merger, dated December 13, 2002, among the Registrant, US SEARCH.com Inc. and the other parties thereto, the Registrant has agreed to indemnify and hold harmless the then present and former officers, directors, employees and agents of US SEARCH and its subsidiaries (each, an "Indemnified Party") in respect of acts or omissions occurring on or prior to the effective time of the mergers contemplated thereby to the extent provided under US SEARCH's and its subsidiaries' certificates of incorporation (or equivalent organizational documents) and bylaws or any indemnification agreement with US SEARCH's and its subsidiaries' officers and directors to which US SEARCH and/or its subsidiaries is a party, in each case in effect on the date of the merger agreement; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. The Registrant also agreed under the merger agreement that for a period of six years after the effective time of the mergers, the Registrant will use its reasonable best efforts to procure officers' and directors' liability insurance in respect of acts or omissions occurring on or prior to the effective time of the mergers covering each Indemnified Party previously covered by US SEARCH's and/or its subsidiaries' officers' and directors' liability insurance policy on terms substantially similar to those of such policy in effect on the date of the merger agreement (the "D&O Insurance"), provided that the Registrant shall not be required to maintain the D&O Insurance with respect to a specific officer or director if the premium for obtaining the D&O Insurance exceeds 200% of the amount per annum US SEARCH paid in fiscal year 2002 (the "Premium Limit"). If the Registrant is unable to obtain the D&O Insurance, it will obtain as much comparable insurance as possible for an annual premium equal to the Premium Limit. In the event the Registrant would be required to spend in excess of the Premium Limit per year to obtain the D&O Insurance, the Registrant will notify each Indemnified Party who would be covered thereby and permit any such Indemnified Party to pay the excess amount over the Premium Limit that may be necessary to maintain such D&O Insurance covering such Indemnified Party.

     The Registrant's 2003 Incentive Compensation Plan (for purposes of this paragraph only, the "Plan") provides that, "Each person who is or shall have been a member of the Committee or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless."

     Present and future directors and officers of the Registrant are covered by a policy of liability insurance obtained by First American which insures against the cost of defense, settlement or payment of a judgment under certain circumstances.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.  EXHIBITS.

     The following exhibits are filed as part of this Registration Statement:

Exhibit
Number                     Description
-----                      -----------

4.1 Form of certificate representing shares of First Advantage's Class A common stock (incorporated by reference from Exhibit 4.1 to the Registration Statement on Form S-8 (333-105847) filed June 5, 2003).

4.2 Description of First Advantage's capital stock in Article IV of First Advantage's First Amended and Restated Certificate of Incorporation (included in Exhibit 3.1 of First Advantage's Registration Statement on Form S-4 filed January 17, 2003 and incorporated by reference herein).

4.3       First Advantage Corporation 401(k) Savings Plan

5.1       Opinion of White & Case LLP.

23.1 Consent of PricewaterhouseCoopers LLP, independent accountants to The First American Corporation Screening Technology Division.

23.2 Consent of PricewaterhouseCoopers LLP, independent accountants to US SEARCH.com Inc.

23.3      Consent of White & Case LLP (contained in Exhibit 5.1).

24.1      Power of Attorney.

ITEM 9.  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

     (1) To file, during the period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          (iii) to include any additional or changed material information on the plan of distribution;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by First American pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      * * *

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of St. Petersburg, state of Florida, on this 7th day of January, 2004.

                           FIRST ADVANTAGE CORPORATION


                           By:                 /s/ John Long
                              --------------------------------------------------
                                                 John Long
                                          Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:




Date: January 7, 2004  By:                 /s/ John Long
                              --------------------------------------------------
                                             John Long
                                       Chief Executive Officer
                                     (Principal Executive Officer)





Date: January 7, 2004  By:                   /s/ John Lamson
                              --------------------------------------------------
                                               John Lamson
                            Executive Vice President and Chief Financial Officer
                                (Principal Financial and Accounting Officer)

     Pursuant to the requirements of the Securities Act of 1933, the committee responsible for administering the First Advantage Corporation 401(k) Savings Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on January 7, 2004.

                         THE FIRST AMERICAN CORPORATION
                         401(K) SAVINGS PLAN



                          By:      /s/ John Lamson
                              ----------------------------------------
                          Name:    John Lamson
                                   (Authorized Individual)

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:




         Date: January 7, 2004      By:                                         *
                                        ---------------------------------------------------------------------------
                                                              Parker S. Kennedy, Chairman

         Date: January 7, 2004      By:                                         *
                                        ---------------------------------------------------------------------------
                                                              John Long, Director

         Date: January 7, 2004      By:                                         *
                                        ---------------------------------------------------------------------------
                                                              J. David Chatham, Director

         Date: January 7, 2004      By:                                         *
                                        ---------------------------------------------------------------------------
                                                              Barry Connelly, Director

         Date: January 7, 2004      By:                                         *
                                        ---------------------------------------------------------------------------
                                                              Lawrence D. Lenihan, Jr., Director

         Date: January 7, 2004      By:                                         *
                                        ---------------------------------------------------------------------------
                                                              Donald Nickelson, Director

         Date: January 7, 2004      By:                                         *
                                        ---------------------------------------------------------------------------
                                                              Donald Robert, Director

         Date: January 7, 2004      By:                                         *
                                        ---------------------------------------------------------------------------
                                                              Alex Sink, Director

         Date: January 7, 2004      By:                                         *
                                        ---------------------------------------------------------------------------
                                                              David Walker, Director



                  * By:  /s/ Kenneth D. DeGiorgio
                  -------------------------------
                          Kenneth D. DeGiorgio
                           Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit
Number                     Description
-----                      -----------

4.1 Form of certificate representing shares of First Advantage's Class A common stock (incorporated by reference from Exhibit 4.1 to the Registration Statement on Form S-8 (333-105847) filed June 5, 2003).

4.2 Description of First Advantage's capital stock in Article IV of First Advantage's First Amended and Restated Certificate of Incorporation (included in Exhibit 3.1 of First Advantage's Registration Statement on Form S-4 filed January 17, 2003 and incorporated by reference herein).

4.3       First Advantage Corporation 401(k) Savings Plan

5.1       Opinion of White & Case LLP.

23.1 Consent of PricewaterhouseCoopers LLP, independent accountants to The First American Corporation Screening Technology Division.

23.2 Consent of PricewaterhouseCoopers LLP, independent accountants to US SEARCH.com Inc.

23.3      Consent of White & Case LLP (contained in Exhibit 5.1).

24.1      Power of Attorney.